UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 8, 2015

ViaSat, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21767	33-0174996
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of Principal Executive Offices, Including Zip Code)

(760) 476-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 8, 2015, the Board of Directors (the “Board”) of ViaSat, Inc. (the “Company”) increased the size of the Board to eight directors and appointed Frank J. Biondi Jr. as a director to fill the newly created vacancy on the Board. Mr. Biondi will serve as a Class I director, with an initial term expiring at the Company’s 2015 Annual Meeting of Stockholders. With the appointment of Mr. Biondi, the Board now consists of eight members, seven of whom are independent directors.

Mr. Biondi serves as Senior Managing Director of WaterView Advisors LLC, a private equity fund specializing in media, a position he has held since 1999. Prior to joining WaterView Advisors, Mr. Biondi was Chairman and CEO of Universal Studios from 1996 through 1998. Mr. Biondi served as President and CEO of Viacom Inc. from 1987 to 1996. Mr. Biondi served as Chairman and CEO of Coca Cola Television and an Executive Vice President of the Entertainment Business Sector of the Coca Cola Company from 1985 through 1987. Mr. Biondi currently serves on the Board of Directors of Amgen, Inc., Cablevision Systems Corporation, Hasbro, Inc. (expected to retire in May 2015), Seagate Technology PLC and RealD Inc. Mr. Biondi previously served on the Board of Directors of Yahoo! Inc. from 2008 until 2010 and the Board of Directors of Harrah’s Entertainment from 2002 to 2008. He is a graduate of Princeton University and earned an MBA from Harvard University.

Mr. Biondi will be compensated under the Company’s non-employee director compensation policy as in effect from time to time, as most recently described in the Company’s 2014 proxy statement filed with the Securities and Exchange Commission on July 25, 2014. Mr. Biondi will also enter into the Company’s standard form of director and officer indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2015	ViaSat, Inc.

	By:	/s/ Paul Castor
Paul Castor
Vice President, Chief Corporate Counsel